FOR IMMEDIATE RELEASE                                 Contacts: Mark Kesselman
                                                      Euromedia, Inc.
GRAHAM-FIELD HEALTH PRODUCTS, INC.                    (212) 628-9866

400 RABRO DRIVE EAST                                  Gary M. Jacobs
                                                      Vice President, Finance
HAUPPAUGE, NEW YORK   11788                           Chief Financial Officer

                                                      (516) 582-5900

                      GRAHAM-FIELD HEALTH PRODUCTS, INC.
             ACQUIRES MOTION 2000 INC. AND MOTION 2000 QUEBEC INC.

HAUPPAUGE, NEW YORK, March 5, 1997--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, reported that its Everest & Jennings' Canadian subsidiary has completed the previously announced acquisition of Motion 2000 Inc. and Motion 2000 Quebec Inc., the largest independent wholesalers of rehabilitation medical products in Canada, for a purchase price of $2.9 million (Canadian dollars), which was paid in shares of common stock of Graham-Field valued at current market prices.

The Motion 2000 companies will operate under the name Graham-Field (Canada), as a division of Everest & Jennings Canadian Limited, and have become the primary distribution company for Graham-Field and Everest & Jennings in Canada. Marco Ferrara, the former President of the Motion 2000 companies, has become the President of Graham-Field (Canada). Graham-Field (Canada) distributes a line of rehabilitation products, including walkers, rollators, cushion


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products and pediatric wheelchair products, and manufactures seating products.
For the most recent fiscal year ended January 31, 1997, the Motion 2000 companies reported sales of approximately $6 million (Canadian dollars). As part of the acquisition, Graham-Field (Canada) has been appointed the exclusive distributor of Dolomite rollators, which are manufactured by Dolomite Home Care Products, a Swedish company, and Ro-Ho seating products.

Irwin Selinger, Chairman of the Board and Chief Executive Officer, stated, "the strategic combination of the Graham-Field (Canada) with Everest & Jennings, along with Graham-Field's vast product lines will position Graham-Field as the premier supplier of the broadest range of products available from a single source in Canada, and as a leading supplier of rehabilitation products. This includes high performance adult and pediatric wheelchairs, home care wheelchairs, patient aids and other wheelchair products. In addition, the business combination will enable Graham-Field to expand its Consolidation Advantage Program in the Canadian marketplace. With the effects of NAFTA, Graham-Field's expansion in Canada will help transform Graham-Field from a nationally-recognized company to a company with a significant North American presence. We anticipate that the acquisition will enable Graham-Field to increase significantly its revenue base in the Canadian marketplace."

Graham-Field maintains distribution and manufacturing facilities throughout the United States, Canada, Mexico and Puerto Rico. Graham-Field manufactures, markets and distributes more than 23,000 healthcare and rehabilitation products for hospital, physician and home use to approximately 16,000 home healthcare, physician, hospital supply and pharmaceutical distributors,


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retailers and wholesalers.


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